October 29, 2003

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 15A-E correctly, the correct answers are as follows:
For Series 7, 16 and 22 one additional sub-custodian needs to be included:
15.	A)    Custodian / Subcustodian: Nedcor Bank Limited
B) Is this a Custodian or Sub-custodian? (C/S): S
C) City: Johannesburg
D) Foreign Country: South Africa
E) Foreign Custodian Rule 17f-5
15.	A)    Custodian / Subcustodian: via Societe Generale de Banques en
Cote d'Ivoire
B) Is this a Custodian or Sub-custodian? (C/S): S
C) City: Abidjan
D) Foreign Country: Ivory Coast
E) Foreign Custodian Rule 17f-5
15.	A)    Custodian / Subcustodian: Barclays Bank of
Uganda, Ltd.
B) Is this a Custodian or Sub-custodian? (C/S): S
C) City: Kampala
D) Foreign Country: Uganda
E) Foreign Custodian Rule 17f-5



October 29, 2003
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Frank Russell Company
909 A Street
Tacoma, Washington 98402-5120
253-572-9500
Fax: 253-591-3495